Exhibit 99.1

Cleco Corporate Holdings acquires NRG South Central Generating

PINEVILLE, La. - Feb. 4, 2019 - Today, Cleco Corporate Holdings LLC (Cleco) acquired NRG South Central Generating LLC (South Central), a subsidiary of NRG Energy, Inc. (NRG), for $1.0 billion.

“This is the largest acquisition in Cleco’s 85-year history,” said Bill Fontenot, Cleco president and CEO. “This significant investment highlights the commitment of Cleco and its owners to our customers, communities, employees and the state of Louisiana.”

“Cleco’s acquisition of NRG’s South Central Generating assets is welcome news for SLECA,” said Joe Ticheli, South Louisiana Electric Cooperative Association general manager. “Cleco’s experience and proven track record in economic development will complement SLECA’s efforts to attract larger, more diverse commercial and industrial business to our service territory.”

“As SLEMCO’s new wholesale provider, Cleco will ensure continued reliable service and existing low rates for SLEMCO members, but Cleco is much more than that,” said Glenn Tamporello, Southwest Louisiana Electric Membership Corporation general manager. “Cleco is a Louisiana-based energy company and an economic development partner in communities across our state.”

Under the terms of the agreement, Cleco Cajun LLC (Cleco Cajun), an unregulated subsidiary of Cleco, acquired eight generating assets totaling 3,555 MW, transmission operations and contracts to provide wholesale power to nine Louisiana cooperatives, five municipalities across Arkansas, Louisiana and Texas, and one investor-owned utility. Seven of the generation assets are managed by Cleco while the Cottonwood plant in Texas is temporarily leased back to NRG for operation.

Acquisition highlights:

•	Cleco Cajun and Cleco Power remain separate businesses, independently operated and managed by local management located in Louisiana.

•
The transaction significantly increases the scale of Cleco’s operations in Louisiana by more than doubling its generating capacity and increasing the number of end-user customers by approximately 77 percent.

•	The transaction enables enhanced customer service through the sharing of operational expertise and management best practices.

•	Electricity rates for Cleco Cajun and Cleco Power customers are not impacted.

•	Employment levels, employee compensation levels and employee benefits are maintained for Cleco Cajun, Cleco Power and Cleco employees.

“Cleco is transforming. Not only are we growing our company, but we are modernizing our company through technology and taking innovative approaches to grid modernization, to name a few,” said Fontenot. “These projects, along with the acquisition of South Central, bring Cleco closer to achieving our vision of being Louisiana’s leading energy company.”

Cleco Corporate Holdings LLC is a regional energy holding company that conducts its business operations through its subsidiaries, Cleco Power LLC and Cleco Cajun LLC. Cleco Power is a regulated electric public utility company that owns nine generating assets with a total nameplate capacity of 3,310 MWs and serves approximately 290,000 customers in Louisiana through its retail business and supplies wholesale power in Louisiana and Mississippi.  Cleco Cajun is an unregulated utility company that owns eight generating assets with a total nameplate capacity of 3,555 MWs, with contracts serving nine Louisiana cooperatives, five wholesale municipal customers and one electric utility. For more information about Cleco, visit us at www.cleco.com.

Media Contact
Jennifer Cahill
318-484-7411
###